     As filed with the Securities and Exchange Commission on August 4, 1999

                                                 Registration No. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                            ALLIANT TECHSYSTEMS INC.
             (Exact name of registrant as specified in its charter)


                Delaware                             41-1672694
      (State or other jurisdiction                (I.R.S. Employer
    of incorporation or organization)            Identification No.)

          600 Second Street NE
           Hopkins, Minnesota                       55343-8384
(Address of Principal Executive Offices)            (Zip Code)

         ALLIANT TECHSYSTEMS INC. MANAGEMENT DEFERRED COMPENSATION PLAN
                            (Full title of the Plan)

                                 Daryl L. Zimmer
                       Vice President and General Counsel
                            ALLIANT TECHSYSTEMS INC.
                              600 Second Street NE
                          Hopkins, Minnesota 55343-8384
                     (Name and address of agent for service)

                                 (612) 931-6140
          (Telephone number, including area code, of agent for service)


                                   ----------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                      Proposed maximum     Proposed maximum
   Title of securities to be           Amount to be    offering price     aggregate offering     Amount of
        registered (1)                 registered      per obligation          price (2)      registration fee
----------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations     $10,000,000           100%              $10,000,000          $2,780
================================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Alliant Techsystems Inc. to pay deferred compensation in the future in accordance with the terms of the Alliant Techsystems Inc. Management Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

                                     PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed by Alliant Techsystems Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement (the "Registration Statement"):

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.

     (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

     (c) The description of the Company's Common Stock, par value $.01 per share, together with Preferred Stock Purchase Rights contained in the Registration Statement on Form 10 (the "Form 10") filed by the Company with the Commission under the Exchange Act on July 20, 1990, including the Amendment on Form 8 to the Form 10, filed by the Company with the Commission on September 17, 1990, and any other amendments or reports filed by the Company for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such reports and documents.

Item 4. Description of Securities.

     The securities offered hereby are Deferred Compensation Obligations (as defined below) of the Company which are being offered to eligible employees of the Company and its participating affiliates under the Alliant Techsystems Inc. Management Deferred Compensation Plan (the "Plan"). The Plan permits participants to defer base salary and/or cash incentive compensation in accordance with the terms of the Plan. The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan. The amounts of base salary and cash incentive compensation deferred by participants under the Plan are referred to as "Deferred Compensation Obligations." The Deferred Compensation Obligations are denominated and paid in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. The Deferred Compensation Obligations are not convertible into another security of the Company.

     In connection with the Plan, the Company has created a non-qualified grantor trust (the "Trust"), commonly known as a "Rabbi Trust." The assets of the Trust will be used to pay benefits. The assets of the Trust are subject to the claims of general creditors of the Company. As a result, the Deferred Compensation Obligations will be unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The amounts of base salary and cash incentive compensation deferred by a participant (a "Deferral") will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more investment options selected by the participant in accordance with the terms of the Plan. The investment options include various investment funds, with different degrees of risk, and a phantom stock fund whose return reflects the return on the Company's Common Stock. Participants may reallocate amounts among the various investment options on a monthly basis. The Deferrals will not actually be invested in the investment options available under the Plan. Rather, the Trust will invest its assets in variable universal life insurance contracts on the lives of the participants. The Trust is the owner of the policies and the Trust is the sole beneficiary of such policies.

     The Company will also credit to participants' Deferral accounts certain amounts specified in the Plan related to matching contributions under the Company's 401(k) plan. The Plan provides that the Company may make additional contributions to the participants' Deferral accounts, at its sole discretion.

     The Company reserves the right to amend the Plan prospectively at any time, including the right to completely terminate the Plan and pay out all account balances to all participants in the Plan. No amendment will reduce a participant's account balance as of the date of such amendment.

     A participant's rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

Item 5. Interests of Named Experts and Counsel.

     Daryl L. Zimmer, who has given an opinion of counsel with respect to the securities to which the Registration Statement relates, is an employee and officer (Vice President and General Counsel) of the Company. As of June 30, 1999, Mr. Zimmer owned, directly or indirectly, 10,058 shares of the Company's Common Stock and is eligible for participation in the Plan.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

     Article IX of the Company's By-Laws provides, among other things, that the Company shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person's position with the Company or while acting as an agent on behalf of the Company if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to the individual under any policy of insurance, agreement, statute or otherwise.

     The Company also purchases and maintains directors' and officers' liability insurance and corporate reimbursement policies insuring directors and officers against loss arising from claims made arising out of the performance of their duties. In addition, the Company has indemnification agreements with each of its directors and officers that, among other things, require the Company to indemnify such individuals to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

          4    Alliant Techsystems Inc. Management Deferred Compensation Plan.

          5 Opinion of Daryl L. Zimmer as to the validity of the securities covered by the Registration Statement.

       23.1    Consent of Deloitte & Touche LLP, independent auditors.

       23.2    Consent of Daryl L. Zimmer (included in opinion filed as
               Exhibit 5).

         24    Power of attorney.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or
          Section 15(d) of the Exchange Act and incorporated herein by reference;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on August 4, 1999.

                                       ALLIANT TECHSYSTEMS INC.

                                       By:    /s/ Charles H. Gauck
                                          ----------------------------------
                                          Charles H. Gauck
                                          Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                            Title
       ---------                            -----

  Paul David Miller*     Chairman of the Board and Chief Executive
                         Officer and Director
                         (principal executive officer)

  Scott S. Meyers*       Vice President, Treasurer and Chief Financial Officer
                         (principal financial officer)

  Paula J. Patineau*     Vice President and Controller
                         (principal accounting officer)

  Peter A. Bukowick*     Director, President and Chief Operating Officer

  Gilbert F. Decker*     Director

  Thomas L. Gossage*     Director

  Joel M. Greenblatt*    Director

  Jonathan G. Guss*      Director

  David E. Jeremiah*     Director

  Gaynor N. Kelley*      Director

  Joseph F. Mazzella*    Director

  Daniel L. Nir*         Director

  Michael T. Smith*      Director

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*    Executed on behalf of the indicated officers and directors of the registrant by Charles H. Gauck, duly appointed attorney-in-fact.

By     /s/ Charles H. Gauck
  ------------------------------------
           Charles H. Gauck
           Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.
-----------

     4     Alliant Techsystems Inc. Management Deferred Compensation Plan.

     5 Opinion of Daryl L. Zimmer as to the validity of the securities covered by the Registration Statement.

  23.1     Consent of Deloitte & Touche LLP, independent auditors.

  23.2     Consent of Daryl L. Zimmer (included in opinion filed as Exhibit 5).

    24     Power of attorney.